UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of directors of Better Home & Finance Holding Company, a Delaware corporation.

Item 1: On September 24, 2026, Mr. Garg was quoted in the following article published by Housingwire:

Better Committee Opens Probe as Garg Pushes to Oust Five Directors

Better accuses Garg of offering company’s assets to gain vote while Garg claims 46% support

The battle between Better Home & Finance Holding Co. and the founder and former CEO of Better, Vishal Garg, escalated on Thursday after both parties published separate press releases about the other.

Better announced that its special committee has opened an investigation into “credible and serious allegations” that Garg sought to offer company assets or other benefits to former employees in exchange for their support in his effort to replace the board.

The allegations were brought to the company by independent counsel for a former employee, according to Better. The company said the former employees involved are also shareholders. If substantiated, the allegations could raise questions about Garg’s fiduciary duties as a director, the company said.

Better also said the alleged conduct has affected its ability to maximize the value of certain assets and claims.

Garg, who was removed from his role as CEO by Better’s board at the start of August and replaced by Daniel Lewis, is currently conducting a consent solicitation seeking to remove five directors: Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon and Prabhu Narasimhan. Garg announced last week that Oct. 2 was the new target date for submitting written consents, a deadline that was originally set for Sept. 8 and then moved to Sept. 18. The actual vote is Oct. 20.

Garg Also Issues Press Release

In his own press release, Garg, who remains a director and significant shareholder, disputed the company’s characterization of his campaign and accused the company of providing shareholders with a “materially misleading account of the consent solicitation.”

Garg also said his group had obtained consents representing more than 46% of Better’s voting power, and that his proxy solicitor met with Better General Counsel Paula Tuffin and presented evidence supporting that figure.

Garg criticized the company for previously saying he had failed to demonstrate significant support from public shareholders and called on the board to issue corrective disclosures and withdraw what he characterized as “spurious and misleading statements.”

A spokesperson from Better said that the company does not have any additional updates to share aside from what it has put out publicly. A spokesperson of Garg shared the following statement with HousingWire: “Daniel Lewis has a history of bribing people. He bribed the Board. He tried to bribe Vishal, but Vishal turned him down; and now he bribed a shareholder and former employee by settling a case with her that Better should have gotten a lot more for its shareholders in exchange for her changing her vote. This is corrupt and against the best interests of Better’s investors.”

Amid Garg’s plight to replace the five directors, he has proposed three independent director candidates: Bing Gordon, David Heidecorn and Steve Sarracino, all of whom have agreed to serve if the solicitation succeeds. Garg’s release noted, however, that no agreement has been reached with the three candidates and that their inclusion on the board would not occur automatically if the consent solicitation succeeds. Rather, Garg would have to nominate the candidates and their appointments would require approval from a majority of directors serving at that time.

Better’s special committee is urging shareholders to sign, date and return a white consent revocation card and disregard any green consent card distributed by Garg. Shareholders who previously signed and returned a green consent card can revoke that consent by signing, dating and returning the company’s white consent revocation card, Better said.

Garg, meanwhile, is urging shareholders to sign and return the green consent card in support of his proposals to remove the five directors.

Part of a Broader Dispute

The competing campaigns are part of a broader dispute between Garg and Better’s board over the company’s leadership and direction. Following Garg’s departure from the CEO role in early August, he retained attorney Alex Spiro and launched a campaign to regain control of the company.

Better opposed the effort and sued Garg on Aug. 18, alleging unlawful solicitation and securities disclosure violations. Garg called the suit meritless and separately sued Lewis and six directors, alleging they entrenched themselves after removing him.

A federal judge on Aug. 31 declined to halt Garg’s campaign, finding Better had not shown irreparable harm without deciding whether Garg violated securities laws.

Garg later unveiled a 90-day plan targeting $2 billion in quarterly funded volume, $7 million in additional monthly revenue and an end to Better’s $4 million monthly cash burn. The board called the plan “unworkable” and “conspicuously late.”

Garg’s departure has also set off a chain of top executives leaving Better, including Chad Smith, Barry Feierstein and Leah Price.

Item 2: On September 23, 2026 and September 24, 2026, the Garg Group posted materials to social media, copies of which are attached hereto as Exhibit 1 and incorporated herein by reference.